EXHIBIT 99.1

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                                                       Sangamo BioSciences, Inc.
                                                      Point Richmond Tech Center
                                                             501 Canal Boulevard
                                                             Richmond, CA  94804
                                                510-970-6000 o 510-236-8951(Fax)

   SANGAMO BIOSCIENCES ANNOUNCES LICENSE AGREEMENT WITH PFIZER FOR ZINC FINGER
                        NUCLEASES FOR PROTEIN PRODUCTION

        License Permits Use of ZFN Reagents to Knock Out Gene in Protein
                                Production Cells

      RICHMOND, Calif., Dec. 22 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO), the leading developer of zinc finger DNA-binding proteins
(ZFPs), today announced an agreement to provide Pfizer Inc (NYSE: PFE) with a worldwide, non-exclusive license for the use of certain ZFP Nuclease (ZFNs) reagents to permanently eliminate the Glutamine Synthetase (GS) gene in Chinese Hamster Ovary (CHO) cell lines and for the use of these ZFN-modified cells for clinical and commercial production of therapeutic proteins. Under the terms of the agreement Sangamo will receive an upfront payment of $3.0 million from Pfizer for a fully paid license.

      "Pfizer was an early adopter of Sangamo's ZFN technology for CHO cell engineering," said Edward Lanphier, Sangamo's president and CEO. "Our colleagues at Pfizer have made fundamental contributions to establish the breadth and utility of ZFNs in cell line engineering. We are very pleased to establish this non-exclusive, commercial protein production license providing Pfizer with the right to use ZFNs to eliminate the GS gene in CHO cells, a widely used selection marker for the generation of cell lines used for the production of recombinant protein pharmaceuticals and monoclonal antibodies. Based upon our ability to design ZFNs to any gene, we believe that this is one of many future agreements we may establish, applying our ZFN technology in the commercial production of protein-based pharmaceuticals."

      "We are very pleased to enter into this commercial protein production license agreement with Sangamo. Together we've used ZFNs to generate specific GS knockouts in CHO cells to streamline the creation of mAb production cell lines," said David Brunner, Vice President, Bioprocess Research & Development, Pfizer Global Biologics. "We have generated significant research and process development data following application of the ZFN platform technology. ZFNs can be used to eliminate genes and potentially improve culture performance or the characteristics of therapeutic proteins being manufactured."

      "Prior to the development of ZFN technology, methods for gene disruption were limited by their efficiency, time to completion, and the potential for confounding, off-target effects," said Philip Gregory, D.Phil., Sangamo's Vice President for Research. "We have demonstrated the power and broad applicability of our ZFN technology in the engineering of living cells in multiple publications in high-impact, peer-reviewed journals. Earlier this year we published work describing a rapid, single-step approach to targeted gene knockout in mammalian cells using ZFNs (Proc Natl Acad Sci U S A. 2008;105):5809-14). We have demonstrated that we can achieve a permanent, heritable elimination of a gene giving a true knockout of that gene in a cell and all of its progeny. Our ZFN process is simple, rapid and highly specific and does not require marker genes or the permanent insertion of foreign DNA. Moreover, this is not limited to a single gene in a cell; our ZFNs can be used to generate a cell line in which multiple genes are selectively and specifically eliminated. We have been working with scientists at Pfizer to establish that this process is compatible with suspension growth in serum-free and animal component-free synthetic media which is an important consideration in human therapeutic protein manufacturing. Our work also confirms that ZFNs are highly-specific; we have not observed any negative impact on cell growth, protein production yield or product characteristics."

      Terms of the Agreement

      Under this agreement, Sangamo will provide a worldwide, fully paid, perpetual, royalty free, non-exclusive, license for the use of certain ZFN reagents for the elimination of the GS gene in Pfizer's CHO cell lines and to use such ZFN-modified CHO cells for clinical and commercial production of therapeutic protein products. Sangamo will receive an upfront payment of $3.0 million from Pfizer which constitutes full and complete payment for the license. The license may not be sublicensed although Pfizer may transfer any GS ZFN-modified CHO cell line to a contract manufacturer solely for such contract manufacturer to manufacture Pfizer's therapeutic proteins for Pfizer.

      About Sangamo BioSciences, Inc.

      Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Other therapeutic development programs are focused on HIV/AIDS, neuropathic pain, cancer, nerve regeneration and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at http://www.sangamo.com/.

      This press release may contain forward-looking statements based on Pfizer's and Sangamo's current expectations. These forward-looking statements include, without limitation, the application of the ZFN technology in the engineering of living cells and absence of negative effects on ZFN engineered cells. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, ability of Sangamo and Pfizer to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.


Contact

Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
ewolffe@sangamo.com


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